Exhibit 99.2
[Consent of Goldman, Sachs & Co.]
November 9, 2007
Board of Directors
Commerce Bancorp, Inc.
1701 Route 70 East
Cherry Hill, New Jersey 08034-5400

Re:	Initially Filed Registration Statement on Form F-4 of The Toronto-Dominion Bank, filed November 9, 2007
Gentlemen:
Reference is made to our opinion letter, dated October 2, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of Commerce Bancorp, Inc. (the “Company”) of the 0.4142 common shares, no par value per share, of The Toronto-Dominion Bank (“TD”) and $10.50 in cash to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of October 2, 2007, by and between TD, Cardinal Merger Co., an indirect wholly owned subsidiary of TD, and the Company.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

Board of Directors
Commerce Bancorp, Inc.
November 9, 2007

In that regard, we hereby consent to the reference to our opinion under the captions “Summary-Commerce’s Financial Advisor Has Delivered an Opinion that the Stock Consideration and Cash Consideration, Taken in the Aggregate, was Fair, from a Financial Point of View, to Commerce Shareholders,” “The Merger-Background of the Merger,” “The Merger-Commerce’s Reasons for the Merger” and “The Merger-Opinion of Commerce’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)